COMMUNITY BANK OF TRI-COUNTY
                          SALARY CONTINUATION AGREEMENT


     THIS AGREEMENT is adopted this 6th day of September, 2003, by and between COMMUNITY BANK OF TRI-COUNTY, a state-chartered commercial bank located in Waldorf, Maryland (the "Company"), and WILLIAM PASENELLI (the "Executive").

                                  INTRODUCTION

     To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets. AGREEMENT

     The Company and the Executive agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

     1.1 "Change of Control" The term "Change in Control" shall mean any one of the following events: (i) the acquisition of ownership, holding or power to vote more than 25% of the voting stock of the Company or the Corporation; (ii) the acquisition of the ability to control the election of a majority of the Company's or the Corporation's directors; (iii) the acquisition of a controlling influence over the management or policies of the Company or the Corporation by an y person or by persons acting as a "group" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934); or (iv) during any period of two consecutive years, individuals (the "Continuing Directors") who at the beginning of such period constitute the Board of Directors of the Company or the Corporation (the "Existing Board") cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. Notwithstanding the foregoing, the Corporation's ownership of the Company shall not of itself constitute a Change in Control for purposes of the Agreement. For purposes of this paragraph only, the term
"person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

     1.2 "Code" means the Internal Revenue Code of 1986, as amended.

     1.3 "Corporation" means the Tri-County Financial Corporation.

     1.4 "Disability" means a physical or mental infirmity which impairs the Executive's ability to substantially perform his duties under the Employment Agreement with the Company and which results in the Executive becoming eligible for long-term disability benefits under the Company's long-term disability plan (or if the Company has no such plan in effect, which impairs the Executive's ability to substantially perform his duties under his Employment Agreement for a period of 180 consecutive days).

     1.5 "Effective Date" means March 28, 2003.

     1.6 "Employment Agreement" means the (name  of  employment  agreement)
                                           --------------------------------
between the Company and the Executive dated ____________ __, ____, as the same may be amended from time to time.

     1.7 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.8 "Normal Retirement Age" means the Executive attaining age 65.

     1.9 "Plan Year" means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement.

     1.10 "Termination for Cause" shall be defined as set forth in Article 5.

     1.11 "Termination of Employment" means that the Executive ceases to be employed by the Company for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Company.

     1.12 "Years of Service" means the twelve consecutive month period beginning on the Executive's date of hire and any twelve (12) month anniversary thereof, during the entirety of which time the Executive is an employee of the Company.

                                    ARTICLE 2
                                LIFETIME BENEFITS

     2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Executive's Normal Retirement Age, other than for reason of death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

          2.1.1 Amount of Benefit. The benefit under this Section 2.1 is an annual benefit of $74,112 (Seventy-Four Thousand One Hundred Twelve Dollars ) for a period of fifteen (15) years resulting in a total benefit of $1,111,680 (One Million One Hundred Eleven Thousand Six Hundred Eighty Dollars). The Company's Board of Directors, in its sole discretion, through duly adopted resolution, may increase the annual benefit under this Section.

          2.1.2. Payment of Benefit. The Company shall pay the benefit to the Executive in 180 equal monthly installments of $6,176 (Six Thousand One Hundred Seventy Six Dollars) commencing with the month following the later of (a) the Executive's Termination of Employment, or (b) the Executive attaining Normal Retirement Age.

     2.2 Early Termination Benefit. Upon Termination of Employment prior to Normal Retirement Age, other than for reasons of Disability, Change of Control or death, the Company shall pay to the Executive the benefit described in this
Section 2.2 in lieu of any other benefit under this Agreement.

          2.2.1 Amount of Benefit. The benefit under this Section 2.2 is determined by multiplying the Normal Retirement Benefit amount described in
     Section 2.1.1 by a fraction (rounded to the nearest hundredth), the numerator of which is the number of Years of Service at the time of the Executive's termination of employment (rounded to one tenth of a year); and the denominator is the number of Years of Service that the Executive would have had if the Executive had remained employed with the Company until the Normal Retirement Age (rounded to one tenth of a year).

          2.2.2 Payment of Benefit. The Company shall pay the benefit to the Executive in 180 equal monthly installments commencing with the month following the Executive attaining Normal Retirement Age.

     2.3 Disability Benefit. Upon Termination of Employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

          2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Normal Retirement Benefit amount described in Section 2.1.1.

          2.3.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 180 equal monthly installments commencing with the month following the Executive attaining Normal Retirement Age, paying the annual benefit to the Executive for a period of 15 years.

     2.4 Change of Control Benefit. Upon Termination of Employment within 12 months subsequent to a Change of Control and prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

          2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the Normal Retirement Benefit amount described in Section 2.1.1.

          2.4.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive attaining Normal Retirement Age, paying the annual benefit to the Executive for a period of 15 years.

          2.4.3 Excess Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Company will reduce any benefit under this Agreement by an amount necessary to avoid an excise tax under the excess parachute rules of Section 280G of the Code.

     2.5 Early Payout. If the Executive's Termination of Employment occurs prior to Normal retirement Age, he may in a written request to the Company elect to have annual benefit payments commence within 30 days following his Termination of Employment rather than at age 65, provided the election is made 13 months prior to Termination of Employment. If such election occurs the annual benefit amount shall be further reduced per month for each month between Termination of Employment and age 65. Said reduction shall be determined by using the 5-year Treasury Constant Maturity Rate (not to exceed 6% annually) as of the last day of the month prior to Termination of Employment, divided by 12.

                                    ARTICLE 3
                                 DEATH BENEFITS

     3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the benefits under Article 2.

          3.1.1 Amount of Benefit. The benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.

          3.1.2 Payment of Benefit. The Company shall pay the benefit to the Executive's beneficiary in 180 equal monthly installments commencing with the month following the Executive's death.

     3.2 Death During Payment of a Benefit. If the Executive dies after any benefit payments have commenced under Article 2 of this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

     3.3 Death After Termination of Employment But Before Payment of a Benefit Commences. If the Executive is entitled to a benefit under Article 2 of this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the same benefit payments to the Executive's beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive's death, without any reduction for earlier commencement.

                                    ARTICLE 4
                                  BENEFICIARIES

     4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

     4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                    ARTICLE 5
                               GENERAL LIMITATIONS

     5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive's employment for Cause. Cause shall mean, in the good faith determination of the Company's Board of Directors, the Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. The Executive shall have no right to receive compensation or other benefits for any period after Termination for Cause. No act, or failure to act, on the Executive's part shall be considered "willful" unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company.

     5.2 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Executive commits suicide within three years after the date of this Agreement. In addition, the Company shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on an employment application or resume provided to the Company, on any application for any benefits provided by the Company to the Executive, or on any application for insurance that the Company may purchase on the life of Executive.

     5.3 Termination or Suspension Under Federal Law. (1) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Company's affairs by an order issued under Sections 8(c)(4) or 8(g)(1) of the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Company under this Agreement shall terminate, as of the effective date of the order, but vested rights of the parties shall not be affected.

     (2) If the Company is in default (as defined in Section 3(x)(1) of FDIA), all obligations under this Agreement shall terminate as of the date of default; however, this Paragraph shall not affect the vested rights of the parties.

     (3) If a notice served under Section 8(e)(3) of the FDIA (12 U.S.C. 1818(e)(3) or (g)(1)) suspends and/or temporarily prohibits the Executive from participating in the conduct of the Company's affairs, the Company's obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may in its discretion (i) pay the Executive all or part of the compensation withheld while is contract obligations were suspended, and (ii) reinstate (in whole or in apart) any of its obligations which were suspended.

                                    ARTICLE 6
                           CLAIMS AND REVIEW PROCEDURE

     6.1 Claims Procedure. Any individual ("claimant") who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

          6.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

          6.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

          6.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

               (a) The specific reasons for the denial;

               (b) A reference to the specific provisions of this Agreement on which the denial is based;

               (c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
               (d) An explanation of this Agreement's review procedures and the time limits applicable to such procedures; and
               (e) A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

     6.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

          6.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Company's notice of denial, must file with the Company a written request for review.

          6.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

          6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

          6.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

          6.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

               (a) The specific reasons for the denial;
               (b) A reference to the specific provisions of this Agreement on which the denial is based;
               (c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits; and

               (d) A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

                                    ARTICLE 7
                           AMENDMENTS AND TERMINATION

     This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

                                    ARTICLE 8
                                  MISCELLANEOUS

     8.1  Binding  Effect.  This  Agreement  shall  bind the  Executive  and the
Company,   and   their   beneficiaries,    survivors,   executors,   successors,
administrators and transferees.

     8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

     8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

     8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company.

     8.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

     8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Maryland, except to the extent preempted by the laws of the United States of America.

     8.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

     8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

     8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

          (a) Establishing and revising the method of accounting for the Agreement;
          (b) Maintaining a record of benefit payments;
          (c)  Establishing   rules  and  prescribing  any  forms  necessary  or
          desirable to administer the Agreement; and
          (d) Interpreting the provisions of the Agreement.

       IN WITNESS WHEREOF, the Executive and the Company have signed this Agreement.


EXECUTIVE:                                 COMPANY:
                                           Community Bank of Tri-County

/s/ William Pasenelli                      By:  /s/ H. Beaman Smith
--------------------------                    ---------------------------
WILLIAM PASENELLI                          Title:  Secretary/Treasurer

                             BENEFICIARY DESIGNATION

                          COMMUNITY BANK OF TRI-COUNTY
                          SALARY CONTINUATION AGREEMENT

                                GENERIC EXECUTIVE

I designate the following as beneficiary of any death benefits under this
Agreement:

Primary:
        ------------------------------------------------------------------------

        ------------------------------------------------------------------------
        Relationship and Social Security Number:
                                                 -------------------------------

Contingent (if the Primary is deceased):
                                         ---------------------------------------

         -----------------------------------------------------------------------
         Relationship and Social Security Number:
                                                  ------------------------------

Note:
o Include instructions regarding how you want benefits divided if you are naming more than one Primary or Contingent beneficiary and their share is not equal.
o To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement and the tax identification number.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature   ______________________________
                 GENERIC EXECUTIVE

Date   __________________________________





Received by the Company this ______ day of _________________, 2003.

By  ____________________________________

Title  __________________________________

Schedule of Early Retirement Benefits
            -----
(as of each December 31)

William Pasenelli

Date of Hire                        April 3, 2000
Normal Retirement Date (Age 65)     May 29, 2023


                        (1)           (2)                      (3)               (4)                (5)             (6)
                                            Years of Service                 Early               Normal           Early
   Year               Age as        ---------------------------------     Retirement           Retirement       Retirement
  Ended                of           At End               At Normal         "Vesting"              Annual       Annual Benefit
December 31:       December 31:     of Year           Retirement Date       Factor               Benefit      as of December 31
------------       ------------     -------           ---------------       ------               -------      -----------------
                                                                            [col 2/col 3]                     [col 4 X col 5]


      2003              45           3.8                  23.2                0.16                74,112             11,858
      2004              46           4.8                  23.2                0.21                74,112             15,564
      2005              47           5.8                  23.2                0.25                74,112             18,528
      2006              48           6.8                  23.2                0.29                74,112             21,492
      2007              49           7.8                  23.2                0.34                74,112             25,198
      2008              50           8.8                  23.2                0.38                74,112             28,163
      2009              51           9.8                  23.2                0.42                74,112             31,127
      2010              52          10.8                  23.2                0.47                74,112             34,833
      2011              53          11.8                  23.2                0.51                74,112             37,797
      2012              54          12.8                  23.2                0.55                74,112             40,762
      2013              55          13.8                  23.2                0.59                74,112             43,726
      2014              56          14.8                  23.2                0.64                74,112             47,432
      2015              57          15.8                  23.2                0.68                74,112             50,396
      2016              58          16.8                  23.2                0.72                74,112             53,361
      2017              59          17.8                  23.2                0.77                74,112             57,066
      2018              60          18.8                  23.2                0.81                74,112             60,031
      2019              61          19.8                  23.2                0.85                74,112             62,995
      2020              62          20.8                  23.2                0.90                74,112             66,701
      2021              63          21.8                  23.2                0.94                74,112             69,665
      2022              64          22.8                  23.2                0.98                74,112             72,630

  May 29, 2023      Normal Ret.     23.2                  23.2                1.00                74,112
                       Date